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Exhibit (a)(1)(f)

NEOMAGIC ANNOUNCES EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

        Santa Clara, Calif.—February 14, 2003—NeoMagic Corporation (NeoMagic) (Nasdaq: NMGC) announced today that its Board of Directors has approved a voluntary stock option exchange program for eligible NeoMagic employees of NeoMagic or its subsidiaries in the United States and Israel.

        Under the program, eligible employees will be offered the opportunity to exchange outstanding stock options granted by NeoMagic prior to January 1, 2000 for new stock options. Employees will receive new nonstatutory stock options in exchange for outstanding stock options at an exchange ratio of 1 for 1. The new stock options will be granted no sooner than six months and one day after the cancellation of the old options. NeoMagic expects the new option grant date to be September 18, 2003.

        The total number of shares of NeoMagic common stock covered by options eligible for the stock option exchange program is 1,283,000 shares, with a weighted average exercise price of $8.31 per share and a range of $7.50 to $22.44 per share. The exercise price per share of the new options will be the fair market value of NeoMagic common stock at the close of regular trading on the new option grant date. Non-employee members of the NeoMagic Board of Directors are not eligible to participate in this program.

        NeoMagic expects there will be no compensation charges as a result of the stock option exchange program. The terms and conditions of the stock option exchange program are contained in a Tender Offer Statement on Schedule TO that NeoMagic filed with the Securities and Exchange Commission today.

About NeoMagic Corporation

        NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with applications processors designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The Company has pioneered the integration of complex logic, memory and analog circuits into single-chip solutions. NeoMagic is mobilizing multimedia for the Internet age. Information on the Company may be found on the Web at http://www.neomagic.com.

Important Information About Forward-Looking Statements

        This press release contains forward-looking statements, as defined under the federal securities laws.

        These forward-looking statements include statements regarding the expected timing of the new option grant date and the accounting consequences of the stock option exchange program. These statements are predictions and involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements. These risks include changes in the expected timing of the stock option exchange program, changes in accounting rules, and other risks that are set forth in more detail in the company's Tender Offer Statement on Schedule TO, its Form 10-K for the year ended January 31, 2002 and its Form 10-Q for the quarter ended October 31, 2002. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic expressly assumes no obligation to update any such forward-looking statements that may be made by or on behalf of the company.

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NEOMAGIC ANNOUNCES EMPLOYEE STOCK OPTION EXCHANGE PROGRAM